Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-158266 and 333-179518) on Form S-3 of Nuverra Environmental Solutions, Inc. of our report dated April 14, 2017, relating to our audit of the consolidated financial statements of Nuverra Environmental Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Nuverra Environmental Solutions, Inc.’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Denver, Colorado
April 14, 2017